Exhibit 99.1

Akesis Pharmaceuticals

AKES.OB (OTC)

WWW.AKESIS.COM

LA JOLLA, Calif., Jan. 28

Akesis Pharmaceuticals (Nevada) names Vice President, Business Development

Ms. Kelly Joy has been named Vice President, Business Development of Akesis Pharmaceuticals (Nevada) (OTC Bulletin Board: AKES). Ms Joy brings over 13 years of diabetes industry experience. Prior to joining Akesis, Ms. Joy served as the Marketing Manager for Medtronic, Inc., a pioneering leader in diabetes management solutions. Within the Diabetes Division from September 2001 to January 2005, Ms. Joy managed the Education Department, which oversaw the development and implementation of nationwide medical symposia series, focused on improving standards of care for diabetes management using new technologies. In addition, Ms. Joy was responsible for various projects involving product development strategy, investigational device and post-market user-evaluations; US market launches, and regulatory initiatives. From February 1996 to September 2001, Ms. Joy was a Sales Manager with MiniMed, a medical device company, focused on diabetes, acquired by Medtronic in 2001. Prior to February 1996, Ms. Joy worked for MiniMed as Sr. Product Manager with global commercial marketing responsibilities for the company’s insulin pumps and associated disposable products. She graduated from California State University, Northridge in 1989 with a Bachelor of Science degree in Health Education.

Akesis Pharmaceuticals (Nevada) believes that the initial safety and efficacy profile of various formulations provides a broad technology platform for therapeutic and business opportunities in the global diabetes market.

Note regarding forward-looking statements:

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Akesis Pharmaceuticals (Nevada) disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the long term therapeutic and business opportunities in the global diabetes market. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials).